EXHIBIT 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, CA 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

August 20, 2009

Voyant International Corporation
444 Castro Street, Suite 318
Mountain View, CA 94041

Re:

Registration on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Voyant International Corporation, a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 45,919,530 shares of the Company’s common stock, par value $0.001 (the “Shares”), 2,500,000 Shares (the “Commitment Shares”) of which are currently issued and outstanding and held by the selling stockholders identified in the registration statement and 43,419,530 Shares (the “Equity Shares”) are issuable to the selling stockholders. The Commitment Shares were issued as a under a Securities Purchase Agreement (the “SPA”), dated as of April 13, 2009 and amended on June 15, 2009, between and among the Company, Ascendiant Capital Group, LLC and Ascendiant Equity Partners, LLC. The Equity Shares are issuable under the SPA.  In connection with this registration, we have reviewed the proceedings of the board of directors of the Company relating to the registration and the issuance of the Shares, the Company’s Articles of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

In connection with rendering the opinion set forth below, we have reviewed (a) the registration statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings; and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

Based upon that review, it is our opinion that (i) the Commitment Shares to be sold by the selling shareholders have been legally issued, fully paid, and nonassessable and (ii) the Equity Shares, when issued and sold in accordance with and in the manner described in the SPA, will be duly authorized, legally issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Experts” in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

By: /s/ Richardson & Patel LLP